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Freeport-McMoRan Completes Sale of
Interest in TF Holdings Limited for $2.65 Billion in Cash

PHOENIX, AZ, November 16, 2016 - Freeport-McMoRan Inc. (NYSE: FCX) announced today that it has completed the indirect sale of its 70 percent interest in TF Holdings Limited (“TFHL”) to China Molybdenum Co., Ltd. for $2.65 billion in cash. TFHL is a Bermuda holding company that indirectly owns an 80 percent interest in Tenke Fungurume Mining S.A. (Tenke) located in the Democratic Republic of Congo. FCX had a 70 percent interest in TFHL and an effective 56 percent interest in Tenke.
FCX plans to use net proceeds from the transaction of approximately $2.65 billion to repay indebtedness, half of which will be used to repay borrowings under FCX's unsecured bank term loan.
Under the terms of the agreement, FCX could also receive contingent consideration of up to $120 million in cash, consisting of $60 million if the average copper price exceeds $3.50 per pound and $60 million if the average cobalt price exceeds $20 per pound, both during calendar years 2018 and 2019.
FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets. FCX is the world's largest publicly traded copper producer.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits, and significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America. Additional information about FCX is available on FCX's website at "fcx.com."

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